Exhibit 10.11

Yahoo! EIP

Yahoo! Executive Incentive Plan

February 2012

Yahoo! EIP

I. Introduction

A. Applicability

1.	Employees eligible to participate in the Yahoo! Inc. Executive Incentive Plan (the “EIP” or “this Plan”) are those employees of Yahoo! Inc. and its subsidiaries (collectively, the “Company”) at job levels E4 and above (including EX). The Compensation Committee of Yahoo!’s Board of Directors (the “Compensation Committee”) has the sole discretion to determine whether the EIP will be offered to any executive for whom the Compensation Committee sets the executive’s compensation level (an “Executive Officer”). Yahoo!’s Chief Executive Officer (“CEO”) or his or her designee will determine whether any other eligible person (other than an Executive Officer) is a participant. Participants will be notified in writing of their participation in this Plan and will be provided with a copy of the EIP, which they must sign and accept in order to participate (any person so notified who timely accepts participation is referred to as a “Participant”).

2.	The Compensation Committee reserves the right to amend, modify or terminate the EIP, in whole or in part, at any time, in its sole discretion including, without limitation, to comply with applicable local law, rules and regulations. The Compensation Committee may remove any individual (and the CEO may remove any individual other than an Executive Officer) from participation in the EIP at any time.

B. Objectives of the EIP

•	To enhance the Company’s competitiveness and the Company’s ability to attract, motivate and retain top talent;

•	To recognize the role of senior leadership in the success of the Company;

•	To reward annual financial and individual performance that complements the Company’s longer-term strategic focus; and

•	To encourage collaboration and teamwork across the Company.

II. EIP Elements

A. Target Awards

A target cash bonus award (“Target Award”) will be established for each Participant. Target Awards are determined by position level and will be typically expressed as a percentage of a Participant’s annual base salary rate as of the last day of the applicable fiscal year, where such salary rate does not include other forms of compensation (such as, without limitation, expense reimbursements, superannuation, bonus payments, long-term incentives, overtime compensation, and other variable compensation). Target Awards may also be a specified fixed dollar (or local currency) amount. Target Awards for Executive Officers may be reviewed and revised in the sole discretion of the Compensation Committee. Target Awards for other Participants may be reviewed and revised in the sole discretion of the CEO or his or her designee.

This EIP and Target Awards do not constitute a guarantee of or entitlement to a bonus payment. A Participant’s actual bonus payment may vary from his or her Target Award.

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B. EIP Bonus Pool Funding

Individual Target Awards will be aggregated to determine the Company’s target bonus pool (the “Target Bonus Pool”) for the applicable fiscal year. The actual EIP bonus pool (the “EIP Bonus Pool”) for the applicable fiscal year may vary from 50% to 200% of the Target Bonus Pool (the “Funding Percentage”) for that year based on the Company’s achievement of performance goals established by the Compensation Committee for the applicable fiscal year, such performance goals to be established not later than ninety (90) days after the start of the fiscal year. The methodology to determine the EIP Bonus Pool is set forth in Appendix A attached hereto.

C. EIP Bonus Pool Allocation and Individual Awards

The EIP bonus to be paid, subject to the terms hereof, to a Participant for a particular fiscal year will be determined by multiplying (1) the Participant’s Target Award for that fiscal year, by (2) the Funding Percentage for that fiscal year as described in Section B. The aggregate total of bonuses payable to all Participants under this Plan for a particular fiscal year shall not exceed the EIP Bonus Pool determined as described in Section B above for that year. Notwithstanding the foregoing provisions, the Compensation Committee shall retain discretion to reduce or eliminate the amount of any EIP bonus otherwise payable pursuant to this Section II.

Any EIP bonus payable to a Participant under this Plan shall not be considered as “salary” in any circumstance and shall not be included in calculations for overtime pay, retirement benefits, severance, or any other benefits under any applicable plan, policy, agreement or applicable law.

III. TERMS AND CONDITIONS

A. EIP Effective Period

Each fiscal year covered by this Plan is the period from January 1 to December 31 of the applicable fiscal year. This EIP supersedes all previous executive cash incentive plans, management incentive plans (MIP), or leadership bonus plans and agreements and all other previous or contemporaneous oral or written statements by the Company on this subject.

B. Date for Incentive Payments

EIP bonuses paid under this Plan are not earned until paid and in all events remain subject to Section III.M. It is a condition for EIP eligibility that Participants must be employed, and to the extent permitted by applicable law, not under notice of termination given by the Company or the Participant (if applicable), on the payment date of the EIP bonuses (except as otherwise provided below in Section I – Terminations of Employment). Payment will not occur until after financial results for the applicable fiscal year are determined by the Company and the year end review process for the applicable year is completed.

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C. Form and Timing of Payment

If the conditions for payment described above are met, the EIP bonus will be payable in a lump sum cash payment (in local currency), subject to required payroll deductions and tax withholdings no later than March 15 of the year following the end of the applicable fiscal year (except that, in the case of Participants not on the United States payroll of the Company at the start of the applicable fiscal year and who are not added to the United States payroll of the Company during the applicable fiscal year, payment will occur not later than March 31 of the year following the end of the applicable fiscal year).

D. New Hires

If an employee is hired on or before October 1 of the applicable fiscal year into a position that qualifies for the EIP, the employee will participate in the EIP only if the Company notifies the employee in writing that he or she is a Participant under the EIP for that year. The employee’s Target Award amount for the fiscal year may be prorated based on the date of hire.

Employees who are hired after October 1 of the applicable fiscal year will not be considered Participants under the EIP for that fiscal year.

E. Transfers

If a Participant transfers from one EIP-eligible position to another during the applicable fiscal year, the following guidelines shall apply, except as otherwise determined by the Compensation Committee with respect to Executive Officers (or CEO or his or her designee with respect to non-Executive Officers):

•

If the Participant has a different Target Award upon transfer, his/her annual Target Award amount shall be prorated based on the Target Award percentages for the amount of time spent in each position during the fiscal year.

•

If a Participant transfers mid-year from an EIP-eligible position to one that is not EIP eligible (for example, a transition from a role that participates in the EIP to a position that is covered by a sales incentive plan), the Compensation Committee with respect to Executive Officers (or the CEO or his or her designee with respect to non-Executive Officers), in its sole discretion, shall award the employee an EIP bonus based on a prorated EIP Target Award. Any such payment will be paid at the same time as other EIP payments are paid.

•	EIP eligibility for employees participating in a global assignment during the applicable fiscal year will be handled on a case-by-case basis based on individual facts and circumstances.

The Compensation Committee with respect to Executive Officers (and the CEO or his or her designee with respect to non-Executive Officers) has the sole discretion to pro-rate, reduce, offset, or eliminate EIP bonuses to account for advances or payouts to employees under other bonus plans in effect during the same fiscal year, or for other reasons as it deems appropriate.

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F. Promotions into EIP-Eligible Positions

If a Participant is promoted from one EIP-eligible position to another during the applicable fiscal year, the payouts will be administered the same as described above for Transfers. If an employee is not in a position that is eligible for the EIP and is promoted to an EIP-eligible position during the applicable fiscal year, the Compensation Committee or the CEO or his or her designee as applicable, may select the employee for participation in the EIP by notifying the employee that he or she is a Participant under the EIP. The employee’s Target Award amount for the fiscal year shall be prorated based on the date of the promotion.

G. Adjustments to Target Awards

The Compensation Committee in its sole discretion can approve adjustments to Target Awards for Executive Officers during the applicable fiscal year. The CEO or his or her designee in his or her sole discretion may approve adjustments to Target Awards for other Participants during the applicable fiscal year. Any such changes will be communicated to the Participant in writing. Any payout amount may be prorated based on the effective date of the change to the Target Award as determined by the Compensation Committee or the CEO or designee thereof, as applicable. Any adjustment to a Target Award will result in a corresponding adjustment to the Target Bonus Pool.

H. Leaves of Absence and Part-Time Employees

To the extent permitted by applicable law, the amount of the EIP bonus may be prorated for Participants who have been on an approved leave of absence of more than 90 days during the fiscal year and for Participants who work less than full-time.

I. Terminations of Employment

To the extent permitted by applicable law, and except as otherwise approved by the Compensation Committee (or the CEO in the case of non-Executive Officer Participants), Participants whose employment is voluntarily or involuntarily terminated (with or without cause) by the Participant or the Company or are under notice of termination given by either party (if applicable) prior to the payment date of the EIP bonus will not be eligible for and shall not receive any EIP bonus.

Participants whose employment terminates due to the employee’s total disability during the applicable year will be eligible for a prorated EIP bonus, based on the date of termination, and paid at the time other EIP bonuses are paid under the EIP, to the extent permitted by applicable law. If a Participant dies during the applicable fiscal year, the EIP bonus will be prorated based on the date of death and paid to the estate of the deceased Participant, at the time other EIP bonuses are paid.

J. EIP Interpretation

The EIP shall be interpreted by the Compensation Committee. The Compensation Committee has the sole discretion to interpret or construe ambiguous, unclear or implied

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(but omitted) terms and shall resolve any and all questions regarding interpretation and/or administration.

Participants who have issues regarding payments or the administration of the EIP may file a claim in writing to the Compensation Committee, c/o the Secretary of the Company, within 90 days of the date on which the Participant first knew (or should have known) of the facts on which the claim is based. The Compensation Committee or its designee(s) shall consider the claim and notify the Participant in writing of the determination and resolution of the issue. Claims that are not pursued through this procedure shall be treated as having been irrevocably waived. The determination of the Compensation Committee or its designee(s) as to any complaint or dispute will be final and binding and shall be upheld unless arbitrary or capricious or made in bad faith.

The provisions of this EIP are severable and if any provision is held to be unenforceable by any court of competent jurisdiction then such unenforceability shall not affect the enforceability of the remaining EIP provisions.

This Plan shall be construed and interpreted consistent with, and so as to avoid the imputation of any tax, penalty or interest under, Section 409A of the United States Internal Revenue Code of 1986, as amended.

K. Exceptions and Modifications

All exceptions, adjustments, additions, or modifications to the EIP require the written approval of the Compensation Committee, or its designee(s).

This version of the EIP is first effective with respect to 2012. All aspects of the EIP (including, but not limited to, financial targets, Target Awards, performance measures, and funding formulas) may be reviewed and revised at any time without advance notice in the sole discretion of the Compensation Committee.

L. Employment At-Will (U.S. Employees only)

The employment of all Participants in the United States is “at will” and is terminable by either the Participant or Yahoo! at any time, with or without advance notice and with or without cause. This EIP shall not be construed to create a contract of employment for a specified period of time between Yahoo! and any U.S. Participant.

M. Recoupment

Notwithstanding any other provision herein, any recoupment or “clawback” policies adopted by the Compensation Committee and applicable to incentive awards shall apply to this EIP and any bonuses paid or payable under this EIP to the extent that the Compensation Committee designates the policy as applicable to this EIP and any such bonuses at the time the policy is adopted.

[signature page follows]

February 2012

Yahoo! EIP

N. EIP Acknowledgement

By signing below, the Participant acknowledges that the Participant has read, comprehended, and agreed to this EIP and will abide by the guidelines outlined herein for all bonus payments. The EIP sets forth the entire agreement and understanding between the Company and the Participant relating to the subject matter herein and supersedes and replaces any and all prior plans, agreements, discussions and understandings whether oral or written regarding these subject matters other than as contained in a Participant’s written employment or severance agreement with the Company, if any.

I have read and understood the provisions of this EIP and hereby agree to and accept its terms:

Participant (print name)

Signature

Title

Date

CC: Personnel File

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Appendix A - 2012 EIP

For fiscal 2012, the Compensation Committee has approved the following method for determining the EIP Bonus Pool.

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The EIP Bonus Pool will be funded at an amount equal to (1) 100% of the Target Bonus Pool, multiplied by (2) a percentage (the “Funding Percentage”) determined based on the actual Revenue ex-TAC Growth Rate and the actual Ex-TAC Operating Margin for fiscal 2012 in comparison with target levels of Revenue ex-TAC Growth Rate and Ex-TAC Operating Margin established by the Compensation Committee for the fiscal year.

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The Funding Percentage will be determined based on the formulas set forth on the “EIP Pool Funding Methodology” chart attached as Exhibit 1 to this Appendix A (the “Funding Methodology”). A matrix illustrating the Funding Percentage at different levels of actual Revenue ex-TAC Growth Rate and Ex-TAC Operating Margin in comparison with the target levels is attached as Exhibit 2 to this Appendix A.

•

In applying the formulas set forth in the Funding Methodology, the Funding Percentage will be prorated to give effect to actual performance between the levels specified in the Funding Methodology (e.g., if the Funding Methodology provides that the Funding Percentage will be increased by 3% for each 1% by which actual performance exceeds the target level and actual performance exceeds the target level for the fiscal year by 0.5%, the Funding Percentage will be increased by 1.5%).

•	In no event, however, will the EIP Bonus Pool be funded at a level less than 50% of the Target Bonus Pool or at a level greater than 200% of the Target Bonus Pool.

•	Notwithstanding anything herein to the contrary, the Compensation Committee may, in its sole discretion, reduce the amount of bonuses payable hereunder from the levels provided above.

Definitions

For purposes of the EIP, the following definitions will apply:

“Ex-TAC Operating Margin” means the Company’s Operating Income divided by Revenue ex-TAC (prior to any adjustments of the MIP funding pool) expressed as a percentage.

“GAAP” means U.S. generally accepted accounting principles.

“Microsoft Transition” means the global transition of the Company’s algorithmic and paid search platforms and migration of the Company’s paid search advertisers and publishers to Microsoft Corporation (“Microsoft”) under the Search Agreement based on the Company’s timetable and operational plans as of the date of the Plan.

“Operating Income” as to a particular fiscal year means the Company’s income from operations for that fiscal year as determined by the Company in accordance with GAAP and reflected in its annual financial statements.

“Plan” as to a particular fiscal year means the Company’s financial plan for that fiscal year used by the Compensation Committee to set the Revenue ex-TAC Growth Rate and Ex-TAC Operating Margin targets for that fiscal year.

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“Revenue” as to a particular fiscal year means the Company’s revenue for that fiscal year as determined by the Company in accordance with GAAP and reflected in its annual financial statements.

“Revenue ex-TAC” as to a particular fiscal year means Revenue less TAC as determined by the Company and reflected in the Company’s annual financial statements.

“Revenue ex-TAC Growth Rate” as to a particular fiscal year means (a) the difference between that fiscal year’s Revenue ex-TAC and the Revenue ex-TAC for the immediately preceding year, divided by (b) Revenue ex-TAC for the preceding year.

“Search Agreement” means the Search and Advertising Services and Sales Agreement between the Company and Microsoft.

“TAC” as to a particular fiscal year means total traffic acquisition costs as determined by the Company and reflected in its annual financial statements.

For purposes of calculating Revenue ex-TAC and Ex-TAC Operating Margin for a particular fiscal year, the Revenue ex-TAC and Ex-TAC Operating Margin for that year shall be adjusted (without duplication) for the following items to the extent such items were not included in the Plan:

(a)	increased or decreased to eliminate the financial statement impact of acquisitions and costs associated with such acquisitions and the costs incurred in connection with potential acquisitions that are required to be expensed under GAAP;

(b)	increased or decreased to eliminate the financial statement impact of divestitures and costs associated with such divestitures and the costs incurred in connection with potential divestitures that are required to be expensed under GAAP;

(c)	increased or decreased to eliminate the financial statement impact of exiting, or substantially altering the terms or basis of operation of, a specific property or offering;

(d)	increased or decreased to eliminate the financial statement impact of financing costs or changes to revenue or costs related to the restructuring of any of the Company’s equity investments (that are accounting for under the equity method of accounting) that are required to be reported under GAAP;

(e)	increased or decreased to eliminate the financial statement impact of any new changes in accounting standards announced during the year that are required to be applied during the year in accordance with GAAP or any internal accounting policy changes that impact the classification of items on the financial statements;

(f)	increased or decreased to eliminate the financial statement impact of restructuring charges that are required to be expensed (or reversed) under GAAP;

(g)	increased or decreased to eliminate the financial statement impact of legal settlements that have an impact on revenues or expenses under GAAP;

(h)	increased or decreased to eliminate the financial statement impact of goodwill and intangible asset impairment charges that are required to be recorded under GAAP;

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(i)	increased or decreased to eliminate the financial statement impact of search costs to the extent such search costs are less than or exceed the estimated search costs expected to be paid or reimbursed by Microsoft reflected in the Plan solely as a result of the Microsoft Transition occurring earlier or later than the implementation plan incorporated in the Plan;

(j)	increased or decreased to eliminate the financial statement impact of Microsoft revenue sharing solely as a result of the Microsoft Transition occurring earlier or later than the implementation plan incorporated in the Plan; and

(k)	with respect to calculating the Company’s Revenue ex-TAC Growth Rate, increased or decreased to eliminate the financial statement impact of changes in foreign exchange rates compared to the foreign exchange rates incorporated in the Plan. No adjustment shall be made for changes in foreign exchange rates in calculating the Company’s ex-TAC Operating Margin Rate.

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Yahoo! EIP

Exhibit 1 - EIP Pool Funding Methodology

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Yahoo! EIP

Exhibit 2 - EIP Funding Matrix

February 2012